Exhibit 99.1

NTL (TRIANGLE) LLC
NOTICE OF REDEMPTION
of the

11.20% SENIOR DISCOUNT DEBENTURES DUE 2007 (the “SECURITIES”)
(CUSIP No.: 199906AA6)

Pursuant to Article THREE of the Indenture, dated as of November 15, 1995 (the “Indenture”), between Comcast UK Cable Partners Limited, predecessor in interest to NTL (Triangle) LLC (the “Company”), and Bank of Montreal Trust Company, predecessor in interest to The Bank of New York, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of October 29, 1998 between the Company, and the Trustee, pursuant to which the Securities were issued, notice is hereby given that the Company has elected to, and will, redeem all of the outstanding Securities on May 13, 2004 (the “Redemption Date”).  Capitalized terms used but not defined herein shall have the meanings given in the Indenture.  This notice is being made pursuant to paragraph 7 of the Securities.

The Securities will be redeemed at a redemption price of 100% of the principal amount thereof for each $1,000 principal amount of Securities (the “Redemption Price”), plus $55.3777, representing accrued and unpaid interest to, but excluding, the Redemption Date.

On the Redemption Date, the Redemption Price plus accrued and unpaid interest will become due and payable.  On and after the Redemption Date, unless the Company defaults in paying the Redemption Price, interest on Securities called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Securities is to receive payment of the Redemption Price plus accrued interest, if any, upon surrender to The Bank of New York, as paying agent, (the “Paying Agent”) of the Securities redeemed.  Securities called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any.

Securities are to be surrendered for redemption at the office of the Paying Agent shown below:

The Bank of New York

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attention:  Corporate Trust Operations

The CUSIP number indicated above is included solely for the convenience of the holders of the Securities.  The Company is not responsible for the use or selection of CUSIP number, nor is any representation made as to the correctness of such CUSIP number on the Securities or as indicated in this notice of redemption.

NOTE:  The failure to provide the Paying Agent with the applicable U.S. federal income tax certifications (generally, an IRS Form W-9 (or successor applicable form) in the case of a person that is a “United States person” within the meaning of the U.S. Internal Revenue Code or an IRS Form W-8 (or successor applicable form) in the case of a person that is not a “United States person” within the meaning of the U.S. Internal Revenue Code) when presenting your Securities may result in U.S. federal back-up withholding from your Redemption Price.

Dated: April 13, 2004

NTL (TRIANGLE) LLC

By: The Bank of New York, Trustee